UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 27, 2010

OSAGE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-33224	32-0181888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

239 East Main Street, Pawhuska, Oklahoma	74056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(918) 287-2919

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

OSAGE BANCSHARES, INC.

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2010, the Board of Directors of Osage Federal Bank, the principal subsidiary of Osage Bancshares, Inc. (the “Registrant”) approved the terms of employment agreements with each of Mark S. White, President and Chief Executive Officer of the Registrant, Richard J. Trolinger, Executive Vice President and Chief Lending Officer of the Registrant, and Sue Allen Smith, Vice President and Chief Financial Officer of the Registrant. Each agreement is effective as of January 1, 2010 and provides for an initial term of 36 months. Each agreement also provides that on each annual anniversary date after the Effective Date (the “Anniversary Date”), the term shall be renewed for an additional 3 years unless written notice of non-renewal is provided to the officer at least 10 days prior to any such Anniversary Date. Mr. White’s agreement provides that he will receive an initial base salary of $133,000 per year while Mr. Trolinger’s provides for an initial base salary of $93,500 per year and Ms. Smith’s provides for an initial base salary of $90,000. Each agreement also provides that the individual’s base salary will be renewed at least annually by a committee designated by the Board and may be increased but not decreased. Each officer is also entitled to receive such benefits as are uniformly provided to permanent full-time employees at no cost. The officers shall also be provided with such other benefits, arrangements and perquisites substantially similar as to what were being provided to them immediately prior to the date of the agreements and shall be entitled to receive discretionary bonuses in an equitable manner.

Under the agreements, the Bank’s Board of Directors may terminate the employment of the officer at any time but a termination for cause will not prejudice the officers’ right to compensation or benefits under the agreements. In the event the officer terminates his or her employment due to a disability, he or she shall be entitled to continue to receive 100% of compensation and benefits for the lesser of three months or the remainder of the term and 50% for the remaining term of the agreement. In the event of an officers’ death, his or her estate will be entitled to receive the compensation due to the officer through the last day of the calendar in their death shall have occurred. In the event of the involuntary termination of the officer without cause upon a Change in Control or within 24 months thereafter, the officer shall be entitled to receive a payment equal to 3.0 times the sum of their salary, cash bonuses and incentive compensation paid within one year prior to the change in control and the annual premium cost to maintain all medical, life and disability insurance in effect following the date of termination. The officers are entitled to the same payment upon a voluntary termination for “good reason” which includes a material diminution in base compensation, their authorities, duties or responsibilities, the budget over which they retain authority, as material changes in geographic locations, as material diminution in the authority of the supervisor to whom they report or any other action or in action that constitutes a material breach.

The foregoing description is qualified in its entirety by reference to the employment agreements which are filed as Exhibits 10.1, 10.2 and 10.3 hereto and are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.  The following exhibits are filed with this report:

10.1	Employment Agreement of Mark S. White
10.2	Employment Agreement of Richard J. Trolinger
10.3	Employment Agreement of Sue Allen Smith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OSAGE BANCSHARES, INC.
Date: February 1, 2010	By:	/s/ Mark S. White
Mark S. White President and Chief Executive Officer

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